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July 19, 2001                                           MOORE & VAN ALLEN PLLC
                                                        Attorneys at law

                                                        Suite 4700
                                                        100 North Tryon Street
                                                        Charlotte, NC 28202-4003

MedCath Corporation                                     T 704 331 1000
10720 Sikes Place                                       F 704 331 1159
Suite 300                                               www.mvalaw.com
Charlotte, North Carolina 28277

RE:  REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

         We have acted as counsel to MedCath Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended, on Form S-1 of 6,000,000 shares (the "Initial Shares") of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), and up to 900,000 shares (the "Option Shares") of Common Stock upon the exercise of the over-allotment option granted to the several underwriters named in the registration statement relating to the Shares (as defined below) (the "Registration Statement"). The Initial Shares and the Option Shares (to the extent the aforementioned option is exercised) are herein collectively referred to as the "Shares." The Shares will be sold pursuant to an Underwriting Agreement by and among the Company, Deutsche Banc Alex. Brown Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc. and First Union Securities, Inc. as representatives of the several underwriters named in the Registration Statement (the "Underwriting Agreement").

         We have reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. Where we have considered it appropriate, as to certain facts we have relied, without investigation or analysis of any underlying data contained therein, upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company.

         Based upon such examination, and relying upon statements of fact contained in the documents which we have examined, we are of the opinion that the Shares to be sold pursuant to the Underwriting Agreement have been duly authorized and will be validly issued, fully paid and nonassessable when issued, delivered and paid for as contemplated by the Underwriting Agreement.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus included therein.

Very truly yours,

MOORE & VAN ALLEN, PLLC

/s/ Moore & Van Allen PLLC


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